NSAR
Exhibit 77C
AllianceBernstein Income Fund, Inc.
0000816754



RESULTS OF STOCKHOLDERS MEETING
(unaudited)

The Annual Meeting of Stockholders of AllianceBernstein
Income Fund, Inc. (the Fund) was held on April 15, 2015.
A description of the proposal and number of shares voted at the Meeting are as follows:


1. To elect three Directors for a term of three years and until his successor is duly elected and qualifies.
Class Two (term expires 2018)





Voted for
Authority
Withheld





Class Three (term expires 2018)



Common Shares:




Marshall C. Turner, Jr.
167,014,531
34,273,711

Garry L. Moody

167,337,078
33,951,164

Earl D. Weiner
166,837,791
34,450,451

2. A non-binding stockholder proposal: for the Board of Directors to promptly consider authorizing a self-tender offer for all outstanding common shares of the Fund at or close to net asset value, and that if more than 50% of the Funds outstanding common shares are tendered, that the tender offer should be cancelled and that the Board should take the steps necessary to liquidate, merge or convert the Fund to an open-end mutual fund.

Voted For
Against
Abstain
64,508,309
58,518,105
2,654,683


ablegal 2971904 v1